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Exhibit 11.1


COMPUTATION OF EARNINGS PER SHARE

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

                                                              Three Months Ended               Nine Months Ended
                                                                   July 31,                         July 31,
                                                             2001            2002             2001            2002
                                                      ----------------------------      ------------------------------
Numerator:
Net income                                            $    543,830    $    101,172      $    818,142      $    936,985
Preferred stock dividends                                  (37,500)              -          (112,500)                -
Cumulative effect of change in
  accounting principle
                                                                 -               -          (576,001)                -
                                                      ------------    ------------      ------------      ------------

Net income available to common
  shareholders
                                                           506,330         101,172           129,641           936,985

Denominator:
Denominator for basic earnings per share-
  weighted-average shares                               10,214,545      10,016,369        10,076,592         9,914,758

Effect of dilutive securities:
Employee stock options                                           -       1,080,759            12,821           962,532
Convertible preferred stock                              5,137,255               -         3,084,316                 -
                                                      ------------    ------------      ------------      ------------

Dilutive potential common shares                         5,137,255       1,080,759         3,097,137           962,532

Denominator for diluted earnings per
  share adjusted weighted-average
  shares and assumed conversions                        15,351,800      11,097,127        13,173,729        10,877,290

Basic earnings per share                                     $0.05           $0.01             $0.01             $0.09

Dilutive earnings per share                                  $0.04           $0.01             $0.01             $0.09


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